CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the The Chartwell Funds and to the use of our report dated December 27, 2018 on the financial statements and financial highlights of Berwyn Income Fund, Chartwell Mid Cap Value Fund, Chartwell Short Duration High Yield Fund, Chartwell Small Cap Growth Fund, and Chartwell Small Cap Value Fund, each a series of shares of beneficial interest in The Chartwell Funds. Such financial statements and financial highlights appear in the October 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
February 26, 2019